SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SCURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): July 20, 2005

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Advantage Capital Development Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada		87-0217252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2999 N.E. 191st Street, PH2 Aventura, FL 33180

(Address of Principal Executive Offices)(Zip Code)

(305) 692-1832

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01. OTHER EVENTS AND REGULATION FD DISCLOSURE

On June 20, 2005, Advantage Capital Development Corp. issued a press release announcing that one announced today that one of its portfolio companies, Global IT Holdings Inc., (Pink Sheets:GBTH) is aggressively pursuing an acquisition strategy. According to Ralph Clark, President of Platinum IT Consulting and Parker Clark Data Processing, Global IT Holdings Inc.’s subsidiaries, the Company is currently in various stages of negotiation with four companies in the IT staffing space.

Global IT believes that the growth strategy it is developing is in concert with Advantage Capital Development is coming to fruition. Through the investment in Advantage Capital in Global IT and Global IT’s recent merger with a public entity the company now has the resources to aggressively pursue growth through acquisition. Global IT is currently in discussions with four IT staffing companies and anticipates announcing a letter of intent with one of them shortly. Aside from managing its growing business, one of its top priorities is to constantly be on the look out for quality acquisitions that will be accretive to its earnings.

Global IT Holdings Inc. recently completed a merger with High Road International, Inc. (Pink Sheets: HRDI). The public entity recently changed its name to Global IT Holdings, Inc. in accordance with the transaction and Global IT Holdings, Inc. now owns eighty-five (85%) percent of all of the fully diluted shares of the pink sheet company. The company now trades under the symbol (Pink Sheets: GBTH).

Advantage Capital believes that Global IT is an example of the type of companies that fits the profile of its investment strategy; which is that of a quality firm positioned for growth in a multi-billion dollar industry. Advantage Capital will continue to have an active interest and participation in Global IT as it aggressively pursues growth opportunities both organically and through acquisitions.

Global IT Holdings Inc. is a New York-based holding company which was created to acquire targeted IT staffing firms. The Company’s current holdings include Platinum IT Consulting and its associated company, Parker Clark Data Processing. These two companies, which have served the New York and New Jersey Markets for 25 years, have combined annual revenues in excess of $5 million. For additional information go to www.platinumit.com

According to the American Staff Association, U.S. annual sales for temporary help totaled $63.3 billion in 2004, nearly on par with the industry’s sales peak in 2000 and 12.5% more than 2003. For the past three decades the industry has grown at a rate of 10 percent a year. Ninety percent of U.S. companies use temporary staffing services.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired:
None
(b)	Exhibits
Number	Exhibit
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANTAGE CAPITAL DEVELOPMENT CORP.

By:	/s/Jeff Sternberg
Jeff Sternberg, President

July 22, 2005